Exhibit 10.34

ASSIGNMENT AND BILL OF SALE

AND

ASSUMPTION AGREEMENT

This ASSIGNMENT AND BILL OF SALE AND ASSUMPTION AGREEMENT (“Assignment”) is dated the 16th day of November, 2007, and effective as of 7:00 a.m., Eastern Time, on November 16, 2007, (“Effective Time”), is from MARKWEST ENERGY APPALACHIA, L.L.C. (“MarkWest”) to Equitable Production Company (“EPC”) and Equitable Gathering, LLC (“EG”) (with EPC and EG together referred to herein as “Equitable”).

FOR Ten Dollars and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, MarkWest hereby GRANTS, CONVEYS, SELLS and ASSIGNS to EG, all of MarkWest’s right, title and interest in the following properties (real, personal or mixed) and rights (contractual or otherwise):

(a)           The gas processing plant and related facilities, together with the gas compression facilities owned by MarkWest known as the “Maytown Plant”, together with, any and all gas processing facilities, gas refrigeration and chilling equipment, gas compression and cooling equipment, product separation and fractionation vessels, product storage vessels, and associated condensing, heating, compressing, pumping, conveying, and other equipment and instrumentation; all existing piping, valves and fittings; any refrigeration compression, all operating and control systems and equipment; including all measurement and communications equipment; all utility system; and all structures associated with those facilities, including, without limitation, the equipment and facilities described on Exhibit A, attached hereto (the “Plant”);

(b)           All third party (non-Equitable) easements, rights-of-way, and other property rights pertaining to the location, use, operation and maintenance of the Plant.

All of the properties (real, personal and mixed) described hereinabove are referred to as “Properties”.

TO HAVE AND TO HOLD the Properties, together with all and singular the rights and appurtenances thereunto in anywise belonging unto Equitable, its successors and assigns, forever, subject to the following terms and conditions:

1.             Special Warranty Of Title.  MarkWest represents and warrants that the Properties are free and clear of all liens, encumbrances, security interests or other adverse claims arising by, through or under MarkWest.  MarkWest shall warrant and defend the title to the Properties conveyed to EG against every person whomsoever lawfully claims the Properties or any part thereof by, through, or under MarkWest, but not otherwise.

MarkWest further represents that:

                                    a.         As of the date of this Assignment, MarkWest has not received written notice of any existing or threatened environmental claims or conditions related to the Properties which, individually or in the aggregate, would reasonably be expected to have a material adverse effect.

                                    b.         MarkWest has not received written notice of any undisclosed charges, obligations or payments which MarkWest owes to any third party, now or in the future, relating to the Properties, that Equitable will become subject to, excluding charges incurred in the ordinary course of business.

Equitable represents and warrants that:

                                    a.         Equitable has the full power and right to enter into and perform its obligations with respect to the Properties as described in this Assignment.

2.             Compliance With Laws:  This Assignment is made subject to all applicable laws, statutes, ordinances, permits, decrees, orders, judgments, rules and regulations which are promulgated, issued or enacted by a governmental entity having appropriate jurisdiction.

3.             Tax Apportionment:

3.1           Non-Ad-Valorem Taxes Fees and Expenses.  Equitable shall assume responsibility for and bear and pay all sales, use, documentary, recording, stamp, transfer, and other similar taxes, fees and expenses attributable to or arising from EG’s purchase of the Properties as contemplated under the terms of this Assignment.  Equitable further agrees to pay all filing and recording fees relating to the filing and recording of any instruments delivered by MarkWest to convey the Properties to EG.  For the taxes or fees which MarkWest retains responsibility for, MarkWest shall indemnify, defend and hold harmless Equitable, its affiliates, and their directors, officers, employees and representatives with regard to any damages, obligations, liabilities, penalties, costs and expenses (including without limitation reasonable attorneys fees) resulting in any way from the nonpayment of taxes or other fees for which MarkWest is responsible. For the taxes or fees which Equitable assumes responsibility for pursuant to that certain Settlement and Release Agreement by and among EPC, EG, MarkWest and MarkWest Hydrocarbon, Inc., dated November 16, 2007, Equitable shall indemnify, defend and hold harmless MarkWest, its affiliates, and their directors, officers, employees and representatives with regard to any damages, obligations, liabilities, penalties, costs and expenses (including without limitation reasonable attorneys fees) resulting in any way from the nonpayment of taxes or other fees for which Equitable is responsible.

3.2           Payment of Ad Valorem and Similar Taxes.  Subject to Sections 3.4, 3.5 and 3.6, (i) MarkWest shall be responsible for the preparation and filing of any ad valorem and similar property tax returns that are required to be filed prior to the

Effective Date and shall be responsible for the payment of all ad valorem and other property taxes, including fines, interest, and penalties related thereto, imposed on or with respect to the Properties and that are attributable to any time prior to the Effective Date and shall be entitled to any refunds, rebates, overpayments and the like, arising from or with respect to the Properties and that are attributable to any time prior to the Effective Date; (ii) Equitable shall be responsible for the preparation and filing of any ad valorem and similar property tax returns that are required to be filed subsequent to the Effective Date and shall be responsible for the payment of all ad valorem and other property taxes, including fines, interest and penalties related thereto, imposed on or with respect to the Properties and that are attributable to any time on or after the Effective Date and shall be entitled to any refunds, rebates, overpayments and the like, arising from or with respect to the Properties and that are attributable to any time on or after the Effective Date.  MarkWest agrees upon request to provide Equitable with copies of any said prior tax returns filed and tax assessments.

3.3           Pro Rata Sharing of Ad Valorem and Similar Taxes.  Estimates of ad valorem and similar taxes applicable to the Properties for the 2007 tax year shall be allocated pro rata between MarkWest and EG at the Closing, effective as of the Effective Date.  Pro rata sharing shall be computed as follows:

Equitable’s pro rata share = (Equitable Days ÷ 365) x Estimated Tax;

MarkWest’s pro rata share = (MarkWest Days ÷ 365) x Estimated Tax where,

“Estimated Tax” means ad valorem taxes actually paid for the 2007 tax year as related to the Properties;

“Equitable Days” means the number of days elapsing from and including the Effective Date to and including December 31, 2007;

“MarkWest Days” means the number of days elapsing from and including January 1, 2007, to but not including the Effective Date.

3.4           Payment of Pro Rata Share of Ad Valorem Taxes.  MarkWest shall remit the MarkWest’s pro rata share of the 2007 tax year estimated ad valorem taxes to Equitable on the Effective Date.  Equitable shall then be responsible for preparation, filing and payment of such taxes.

3.5           True-up of Ad Valorem.  Any difference between (a) the amount of MarkWest’s pro rata share of ad valorem taxes actually paid or to be paid to the appropriate taxing authorities for 2007, and (b) the estimate of MarkWest’s pro rata share of ad valorem taxes paid to Equitable at the Effective Date, shall be settled between MarkWest and Equitable pursuant to the final accounting prepared by Equitable (which must be approved by MarkWest) upon receipt of the 2007 tax statement.  The parties agree to settle the difference by payment within thirty (30) days of the receipt of the 2007 tax statement.  Each party shall also pay to the other party the extent of any tax refund received for the period covering the time the other party owned the Properties.

4.             Transition Services.  For a period of 90 days following the execution of this Agreement, MarkWest shall provide reasonable assistance transitioning operations of the Properties free of charge; provided, however, if representatives of MarkWest are called out to the Properties to assist Equitable in the maintenance thereof, Equitable shall reimburse MarkWest at a rate of $60.00 per hour per person.

5.             Successors and Assigns.  The terms, covenants and conditions contained in this Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

6.             Assumption.  Upon the Effective Time, except as expressly agreed otherwise, Equitable covenants with MarkWest that Equitable shall assume and perform all obligations and responsibilities relating to or arising from the ownership, operation or use of the Properties; and will assume all liabilities of any nature arising from or related to the ownership, use or operation of the Properties (collectively, the “Assumed Liabilities”).

              7.             Indemnification.                     Equitable shall release MarkWest from and shall fully protect, indemnify and defend MarkWest, its parents, subsidiaries and affiliates (including, but not limited to MarkWest Hydrocarbon, Inc.), and each of their respective officers, employees, shareholders, members, equity holders, agents, successors and assigns (hereinafter referred to as the “MarkWest Indemnified Parties”) and hold them harmless from and against any and all Claims, including Environmental Claims, (as each are defined below) relating to, arising out of, or connected with the ownership or operation of the Properties, or any part thereof, pertaining to the period of time prior to, at and after the Effective Time, no matter when asserted; including without limitation, Claims relating to (a) injury or death of any person or persons whomsoever, (b) damages to or loss of any property or resources, (c) common law causes of action such as negligence, gross negligence, strict liability, nuisance or trespass, (d) fault imposed by statute, rule, regulation or otherwise, (e) the Assumed Liabilities, or (f) breach of this Assignment by Equitable, its parents, subsidiaries and affiliates (including, but not limited to Equitable Production Company), and each of their respective officers, employees, shareholders, members, equity holders, agents, successors and assigns (hereinafter referred to as the “Equitable Indemnified Parties”).

Provided, however, the foregoing assumption and indemnity obligation shall not apply to the extent caused by the gross negligence or willful misconduct of, or breach of this Assignment by, MarkWest or the MarkWest Indemnified Parties, nor include indirect, punitive, consequential, or exemplary damages, except with respect to their inclusion in third party claims.

MarkWest shall release Equitable and the Equitable Indemnified Parties and hold them harmless from and against any and all Claims resulting from the gross negligence or willful misconduct of, or breach of this Assignment by, MarkWest or the MarkWest Indemnified Parties.

              As used herein, “Claims” means all actions, causes of action, suits, damages, costs, fees, expenses, judgments, executions, agreements, controversies, debts, dues, complaints, penalties, fines, violations, claims and demands whatsoever, administrative, judicial or otherwise, including reasonable attorneys fees and costs, in law and in equity.

              As used herein, “Environmental Claims” means all Claims for pollution or environmental damages of any kind, including without limitation, those relating to: (a) remediation and/or clean-up thereof, (b) related damage to and/or loss of any property or resource, and/or (c) related injury or death of any person(s) whomsoever; including without limitation, Claims relating to breach and/or violation of Environmental Laws, related common law causes of action such as negligence, gross negligence, strict liability, nuisance or trespass, or fault imposed by statute, rule, regulation or otherwise, Claims relating to asbestos, naturally occurring radioactive materials or other potentially hazardous substances, all reasonable costs associated with remediation and clean up, and fines and penalties associated with any of the foregoing.

As used herein, “Environmental Laws” means all applicable laws, statutes, ordinances, permits, orders, judgments, rules or regulations which are promulgated, issued or enacted by a governmental entity authority having appropriate jurisdiction that relate to (a) the prevention of pollution or environmental damage, (b) the remediation of pollution or environmental damage, or (c) the protection of the environment generally; including without limitation, the Clean Air Act, as amended, the Clean Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substance and Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous and the Solid Waste Amendments Act of 1984, as amended, and the Oil Pollution Act of 1990, as amended, and any analogous applicable state or local laws, statutes, ordinances, permits, orders, judgments, rules or regulations.

              8.             Disclaimer - Representations and Warranties.  Except as expressly set forth in this Assignment, Equitable acknowledges and agrees that the Properties are being transferred, assigned and conveyed from MarkWest to EG “AS-IS, WHERE-IS”, and with all faults in their present condition and state of repair, without recourse.  Except as expressly stated in this Assignment, MarkWest hereby disclaims any and all representations and warranties concerning the Properties, express, statutory, implied or otherwise, including any related to conditions (physical or environmental), compliance with applicable laws, absence of defects

(latent or patent), safety, state of repair, merchantability or fitness for a particular purpose, and Equitable expressly releases MarkWest from the same.

9.             Further Assurances.  MarkWest and Equitable agree to take all such further actions and to execute, acknowledge and deliver all such further documents that are reasonably necessary or useful in carrying out the purpose of this Assignment.

10.           Choice of Law.  This Assignment shall be governed by, construed, and enforced in accordance with the laws of the State of Kentucky without regard to choice of law principles. It is agreed that venue regarding any action or proceedings with respect to any claim or dispute arising out of or related to the matters described herein shall lie exclusively in the Federal Court for the Eastern District of Kentucky, or, if the Federal Court does not exercise jurisdiction, in the State Court located in Fayette County, Kentucky.

11.           Counterparts.  This Assignment is being executed in multiple counterparts each of which shall for all purposes be deemed to be an original and all of which shall constitute one instrument.

(signature page follows)

EXECUTED on the day and year first referenced above, but effective as of the Effective Time.

EQUITABLE GATHERING, LLC		MARKWEST ENERGY APPALACHIA, L.L.C.

By:	/s/ JOSEPH O’BRIEN	By:	/s/ FRANK M. SEMPLE
Name:	Joseph O’Brien	Name:	Frank M. Semple
Title:	President	Title:	CEO & President

EQUITABLE PRODUCTION COMPANY

By:	/s/ JOSEPH O’BRIEN
Name:	Joseph O’Brien
Title:	President